Exhibit 10.6

EXECUTION COPY

MATERIAL EVENT SERVICES AGREEMENT

This MATERIAL EVENT SERVICES AGREEMENT (this “Agreement”) is entered into as of December 31, 2011, by and between Epicor Software Corporation (f/k/a Eagle Parent, Inc.), a Delaware corporation (the “Company”) and Apax Partners, L.P., a Delaware limited partnership with offices located at 601 Lexington Avenue, 53rd Floor, New York, NY 10022 (the “Adviser”).

WHEREAS, since May 16, 2011, Activant Group, Inc., a Delaware corporation (“Activant”) and Epicor Software Corporation, a Delaware corporation (“Epicor”) have been wholly owned subsidiaries of the Company;

WHEREAS, on December 31, 2011, each of Activant and Epicor merged with and into the Company, with the Company remaining as the surviving corporation (the “Merger”) and following the consummation of the Merger, the Company changed its name from Eagle Parent, Inc. to Epicor Software Corporation;

WHEREAS, on May 16, 2011, the Adviser was retained to provide certain services to (a) Epicor pursuant to that certain Material Event Services Agreement, by and between the Adviser and Epicor, dated as of May 16, 2011 (as amended from time to time, the “Epicor Material Event Services Agreement”) and (b) Activant pursuant to that certain Material Event Services Agreement, by and between the Adviser and Activant, dated as of May 16, 2011 (as amended from time to time, the “Activant Material Event Services Agreement”);

WHEREAS, upon the consummation of the Merger, the separate corporate existence of Epicor and Activant ceased, and therefore, Adviser agrees that the Epicor Material Event Services Agreement and the Activant Material Event Services Agreement both terminated in accordance with their respective terms, except that nothing in this Material Event Advisory Agreement changes the characterization of the payments made, or services provided, under the Epicor Material Event Advisory Agreement or the Activant Material Event Advisory Agreement; and

WHEREAS, the Company desires to retain and avail itself of the Adviser, and the Adviser desires to perform for the Company certain Services pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Certain Definitions. The following terms shall have the following meanings for the purposes of this Agreement. Other capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreements.

“Affiliate” means, in relation to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person and, for this purpose, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or procure the direction of the management and policies of such Person, whether through the ownership of shares, by contract or otherwise.

“Apax Funds” means, collectively, Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, LP, Apax Europe VI-A, L.P., Apax Europe VI-1, LP and Eagle AIV LP (or their respective nominees, designees, co-investors or trustees).

“Business Day” means a day (excluding Saturdays) on which banks are generally open in New York for the transaction of normal banking business.

“Company Group” means a the Company and its subsidiaries and Affiliates.

“Exit Event” means a sale of equity securities of any company in the Company Group, or a public offering of equity securities of any company in the Company Group, or a liquidation of the Company, or any other similar event that results in the Apax Funds (or any of their Affiliates holding such shares being sold or an interest in such entity being liquidated) receiving proceeds in respect of such equity securities or such interest. Notwithstanding the forgoing, any sale of equity securities in any company in the Company Group effected to syndicate any party’s recently purchased investment interest (rather than to monetize such an interest) shall not be considered an Exit Event.

“Financing” means a senior secured term loan, a senior secured revolving credit facility, senior unsecured high-yield financing and, as applicable, a senior unsecured bridge loan facility, which funded, in part, the acquisition contemplated by the Merger Agreements.

“Merger Agreements” means (i) the Agreement and Plan of Merger, dated April 4, 2011, by and among the Company, Element Merger Sub, Inc. and Epicor, as amended, restated or otherwise modified from time to time and (ii) the Agreement and Plan of Merger by and between the Company, Sun5 Merger Sub, Inc., Activant and the other parties signatory thereto, dated April 4, 2011, as amended, restated or otherwise modified from time to time.

“Refinancing” means if any company in the Company Group enters into a binding agreement under which it is entitled to draw down any financing facilities for the purposes, inter alia, of refinancing the Financing or any internal financing, and/or repayment or redemption of any loan, notes or any other debt or equity securities capable of redemption issued by a company in the Company Group (and, for the avoidance of doubt, shall exclude any facilities in connection with overdrafts, working capital, capital expenditures, operating leases or finance leases or otherwise in relation to the ordinary operation of its business) and such refinancing results in the Company, the Apax Funds or any Affiliates of the Apax Funds holding any debt or equity securities in any company in the Company Group receiving cash proceeds in respect of such securities.

“Subsequent Transaction” means an investment by any of the Apax Funds or any of their Affiliates in debt or equity securities of any company in the Company Group, subsequent to the closing of the transactions contemplated by the Merger Agreements.

2. Services.

(a) The Adviser hereby agrees that, during the Term (as defined below), it has and will provide the following services to the Company as and when requested from time to time by the Company ( “Services”):

(i) advice and assistance relating to the structuring and documentation respecting the acquisition of the Company;

(ii) advice and assistance relating to financial and business due diligence respecting the acquisition of the Company;

(iii) advice and assistance relating to the Financing, including advice and assistance relating to the preparation and execution of agreements, consents, documents and instruments related thereto;

(iv) advice relating to the Company Group with respect to Exit Events and/or Refinancings;

(v) advice relating to the Company Group with respect to acquisition and divestitures; and

(vi) such other services as the Adviser and the Company may from time to time agree (including, without limitation, with respect to actions to be taken in connection with the closing contemplated by the Merger Agreements);

provided, however, that in no case shall the Adviser be required to perform any services (as described herein or otherwise) directly or indirectly, for any subsidiary of the Company; and provided further, that the Adviser shall act as an advisor and shall not be involved in the management and/or the operational business of the Company or its subsidiaries.

(b) The Adviser shall devote such time and efforts to the performance of the Services as the Adviser deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by the Adviser on a weekly, monthly, annual or other basis. The Company acknowledges that the Adviser’s services are not exclusive to the Company and that the Adviser may render services (including, without limitation, services similar to the Services) to any other Person, including a competitor of any company in the Company Group. In providing Services to the Company, the Adviser will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party hereto has the right or ability to contract for or on behalf of any other party hereto or to effect any transaction for the account of any other party hereto.

(c) The Adviser shall provide and devote to the performance of this Agreement such partners, employees and agents of the Adviser as the Adviser shall deem appropriate to the furnishing of the Services required. The fees and other compensation payable to the Adviser under this Agreement shall be paid by the Company regardless of the extent of Services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests the Adviser to provide any such Services.

3. Fees.

(a) Refinancing Fees. Upon a Refinancing, the Company shall pay, in respect of the provision of Services relating to such Refinancing, to the Adviser or its designee a fee equal to one percent (1.0%) of the aggregate funds raised from any source (whether pursuant to an equity or debt investment) in connection with such Refinancing.

(b) Subsequent Transaction Fees. Upon the occurrence of a Subsequent Transaction, the Company shall pay to the Advisor or its designee a fee equal to three percent (3.0%) of the sum invested by Apax Funds or their Affiliates in the Subsequent Transaction.

(c) Exit Event Fees. Upon occurrence of an Exit Event, the Company shall pay to the Adviser or its designee a transaction fee in an amount equal to three percent (3.0%) of the aggregate sums invested by Apax Funds and their Affiliates (whether through the subscription for debt and equity securities or otherwise) in any company in the Company Group.

4. Payment of Fees & Other Amounts. All fees, compensation and other amounts payable to the Adviser and/or its designee(s) pursuant to this Agreement shall be paid by the Company by wire transfer of immediately available funds to the account(s) designated by the Adviser to the Company. For purposes of the calculations under this Agreement, a year has three hundred sixty (360) days.

5. Expense Reimbursement. The Company shall reimburse the Adviser for all of the Adviser’s reasonable out-of-pocket fees and expenses (including travel expenses and the fees and expenses of accountants, attorneys and other advisors retained by the Adviser) incurred by the Adviser and its partners, members, employees, agents, Affiliates, or designees in connection with the rendering of Services pursuant to this Agreement. Such expenses shall be reimbursed by wire transfer of immediately available funds promptly upon the request of the Adviser (but in any case no later than five (5) Business Days following such request) and shall be in addition to any other fees or amounts payable to the Adviser pursuant to this Agreement.

6. Term.

(a) This Agreement shall remain in effect until the parties hereto mutually agree in writing to terminate this Agreement (the “Term”), in which case this Agreement shall terminate on the date which is a date following the anniversary of the date hereof; provided, however, that this Agreement shall automatically terminate (i) upon any Exit Event other than (an initial public offering) and (ii) immediately following the consummation of an initial public offering, unless the Company, by delivery of a written notice to the Advisor prior to such consummation, otherwise elects to continue this Agreement in full force and effect. Upon termination of this Agreement, the Company shall pay the Advisor in cash (A) all unpaid fees and expenses due hereunder and (B) if this Agreement terminates in connection with an Exit Event, the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the time such payments would have been due) of the Services Fees that would have been payable with respect to the period from the termination date through the twelfth (12th) anniversary of the closing of such Exit Event, or if terminated following the twelfth (12th) anniversary of the closing of such Exit Event, through the first (1st) anniversary of such termination date; provided, that, for purposes of calculating such net present value, the amount of the Services Fees that would have been payable with respect to a period shall be calculated based on the aggregate sum invested directly or indirectly by the Advisor and their Affiliates immediately prior to such termination.

(b) Notwithstanding any termination of this Agreement in its entirety in accordance with this Section 6, (i) the provisions of Sections 3, 4 and 5 shall survive until all amounts due and payable thereunder are paid to the Adviser or its designee(s), (ii) the provisions of Section 7 shall survive until the final liquidation and dissolution of the Company and (iii) the provisions of this Section 6 and Sections 8 through 21 shall survive indefinitely.

7. Regulatory Compliance. The Adviser shall have the right to assign or otherwise restructure any amounts payable to the Adviser hereunder to ensure regulatory compliance by the Adviser, its Affiliates and designees.

8. Indemnification. The Company shall indemnify, exonerate and hold the Adviser and each of its partners, shareholders, members, controlling Persons, Affiliates, directors, officers, fiduciaries, managers, employees and agents and each of the partners, shareholders, members, controlling Persons, Affiliates, directors, officers, fiduciaries, managers, employees, agents and professional advisors of each of the foregoing (collectively, “Related Persons” and, together with the Adviser, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, claims, costs and expenses (including any expense relating to enforcement of rights and obligations hereunder and reasonable attorneys’ fees and expenses incurred in connection with the investigation, settlement and/or defense thereof, including in respect of third party claims), awards or settlements incurred by an Indemnitee (a “Loss”, provided that, for avoidance of doubt, the term “Loss” shall not be deemed to include any diminution in value of the investment by the Adviser’s affiliated investment funds, directly or indirectly, in the Company) before or after the date of this Agreement and arising out of, resulting from, or relating to: (i) this Agreement or the Services provided hereunder, (ii) the transactions contemplated by the Merger Agreements (including, without limitation, any financing relating thereto or the beneficial interest of any Indemnitee in any of the foregoing), (iii) any advice or other services (including, without limitation, the Services) provided by or on behalf of the Adviser to the Company whether before, after or on the date hereof, or (iv) any indemnities or “hold harmless” obligations entered into by the Adviser or any of its Related Persons with any auditor, advisers, consultant or other Person in connection with the transactions contemplated by the Merger Agreements; provided, that the foregoing indemnification rights shall not be available to the extent that (a) any such Losses are incurred as a result of such Indemnitee’s willful misconduct or gross negligence or (b) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law or regulation, in each case, as determined by a final non-appealable ruling of a court of competent jurisdiction. In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate to or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of the Company, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The indemnification rights contained in this Agreement shall be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled. The indemnification provided in this Agreement will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees. If the indemnification provided for above is unavailable in respect of any Losses, then, in lieu of indemnifying an Indemnitee, the Company agrees to contribute to the amount paid or payable by such Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

9. Disclaimer; Limitation of Liability.

(a) The Adviser makes no representations or warranties, express or implied, in respect of any of the Services to be rendered by it hereunder. In no event shall any Indemnitee be liable to any member of the Company Group for any act, alleged act, omission or alleged omission that does not constitute fraud, gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) In no event will any Indemnitee be liable to any member of the Company Group or to any of their respective officers, directors, employees or agents for any indirect, special, incidental, punitive or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to the Services to be provided hereunder.

(c) Each Indemnitee shall have the right to, (i) engage in the same or similar business activities or lines of business as any member of the Company Group and (ii) conduct business with any client or customer of any member of the Company Group. No Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of any such activities.

(d) In the event that any Indemnitee acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any member of the Company Group on the one hand, and any Indemnitee, on the other hand, no Indemnitee shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to any member of the Company Group and, notwithstanding any provision hereunder, no Indemnitee shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of the fact that any Indemnitee directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to any member of the Company Group.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. In the case of the Company all notices shall be delivered to its registered address and in the case of the Adviser to the address set out below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To the Adviser:

Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, NY 10022

Attention: Jason Wright

Facsimile: (646) 390-6292

with a copy (which shall not constitute notice to the Adviser) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Kirk A. Radke
Eunu Chun
Ariel Yehezkel
Facsimile No.: (212) 446-6460

To the Company:

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attention: Chief Executive Officer

Facsimile: (949) 341-4225

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	Kirk A. Radke
Eunu Chun
Ariel Yehezkel
Facsimile No.: (212) 446-6460

11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that the Adviser may assign, without the consent of any party hereto, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates or financing sources.

12. Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13. Amendments. Except as otherwise expressly provided herein, this Agreement may be amended, modified, or waived only by a written instrument signed by the Adviser and the Company.

14. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

16. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

18. Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto and supersedes and preempts any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

19. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

20. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

21. Delivery by Facsimile or Email. This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

22. Epicor Material Event Services Agreement and Activant Material Event Services Agreement. Adviser hereby acknowledges and agrees that upon the consummation of the Merger, both the Epicor Material Event Services Agreement and the Activant Material Event Services Agreement were terminated and are no longer in effect, except that nothing in this Material Event Advisory Agreement changes the characterization of the payments made, or services provided, under the Epicor Material Event Advisory Agreement or the Activant Material Event Advisory Agreement.

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IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.

APAX PARTNERS, L.P.

By:	Apax Partners, LLC
Its General Partner

By:	/s/ John Megrue

Name:	John Megrue
Title:	Director

Signature Page to Material Event Services Agreement

IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed on its behalf as of the date first above written by its officer or representative thereunto duly authorized.

EPICOR SOFTWARE CORPORATION

By:	/s/ Vincent Lowder
Name:	Vincent Lowder
Title:	Vice President & Assistant General Counsel

Signature Page to Material Event Services Agreement